Telestone Engages QC CPA Group LLC as New Independent Auditor

      BEIJING, July 13 /PRNewswire-Asia-FirstCall/ — Telestone Technologies Corporation ("Telestone") (Nasdaq: TSTC), a leading developer and provider of wireless communication coverage solutions in the People's Republic of China, today announced that it has engaged QC CPA Group, LLC as its new independent registered public accounting firm, effective July 9, 2009. QC CPA Group, LLC replaces Mazars CPA Limited ("Mazars"), which resigned on July 8 2009.

      The decision to use the new independent registered public accounting firm was recommended, authorized, and approved by the Company's Board of Directors. Telestone reports that there are no disagreements with Mazars CPA Limited on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure from the time of the initial engagement to its resignation, including the Company's most recent fiscal year and the subsequent interim periods through July 8 2009.

      Mr. Han Daqing, CEO of Telestone Technologies Corporation commented: "We are glad to cooperate with QC CPA Group, LLC. We believe that QC CPA Group, LLC can provide us with high-level and professional service. We had a nice cooperation with Mazars CPA Limited and we look forward to having a pleasant cooperation with QC CPA Group, LLC in the future."

      About Telestone Technologies Corporation
      Telestone provides wireless communications coverage solutions primarily in the PRC. These solutions include products such as repeaters, antennas and radio accessories. Telestone also provides services that include project design, project management, installation, maintenance and other after-sales services.

      Safe Harbor Statement
      Statements about Telestone's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward-looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The Telestone's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, Telestone undertakes no obligation to update forward-looking statements.

      For further information please contact:

      Telestone Technologies Corporation
  Dan Shang
      Tel:   +86-10-8367-0088 x1233
      Email: zongbushangdan@telestone.com

      Jean Wen
      Tel:   +86-10-8367-0088 x1232
      Email: wenjing@telestone.com

SOURCE  Telestone Technologies Corporation